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Exhibit 21


SUBSIDIARIES OF THE REGISTRANT

1. Equity Marketing Hong Kong, Ltd., a Delaware corporation ("EMHK")

2. Corinthian Marketing, Inc., a Delaware corporation

3. Logistix Limited, a United Kingdom corporation ("Logistix")

4. Johnson Grossfield, Inc., a Delaware corporation

5. Equity Marketing Limited, a Hong Kong company (a subsidiary of EMHK)

6. Equity Marketing China, Limited., a Hong Kong company (a subsidiary of EMHK)

7. Virtual Video Company Limited, a United Kingdom company (a subsidiary of Logistix)